Exhibit 10.32

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (this “Transition Agreement”), by and between The Shyft Group, Inc. (the “Company”) and Colin Hindman (“you” and similar words), and effective as of June 3, 2024 (the “Effective Date”), memorializes certain terms of your transition and separation from the Company and its subsidiaries. The terms of this Transition Agreement also address certain requirements under The Shyft Group, Inc. Executive Severance Plan (the “Executive Severance Plan”) in order for you to receive, after the Effective Date, certain of the payments and benefits described in this Transition Agreement, as described or set forth in detail below.

By signing this Transition Agreement, you and the Company agree as follows:

1.	Provisions Regarding Chief Human Resources Officer Service and Employment Cessation

(a)    You and the Company agree that, as of the Effective Date, you will cease serving as the Chief Human Resources Officer (“CHRO”) of the Company, but will remain a non-executive employee of the Company until the end of June 14, 2024 (such date, the “Transition End Date”). Notwithstanding anything in this Transition Agreement to the contrary, the Company’s Board of Directors (“Board”) retains the right (subject to the proviso at the end of Section 1(b) of this Transition Agreement) to terminate your employment by the Company prior to the end of the Transition End Date (the date of any such removal, the “Removal Date”).

(b)    You and the Company agree that, from the Effective Date through the earlier of the Transition End Date and any Removal Date, (i) you will provide reasonable assistance to the Company and the Board in the transition of your CHRO duties and responsibilities, to the extent desired and/or requested by the Board or the Company’s Chief Executive Officer, plus otherwise support and promote various reasonable tasks and responsibilities related thereto, (ii) you will continue to receive base salary, derived from an annual rate equal to $388,300, in accordance with the normal payroll practices of the Company as may be in effect from time to time, (iii) your awards under the Equity Plans (as defined below) that are outstanding as of Effective Date will continue to vest according to the applicable terms of such awards under such Equity Plans, and (iv) your service during such time shall count for purposes of the pro-rata fraction under Section 4.3 of the Executive Severance Plan; provided, however, that should the Removal Date occur prior to the Transition End Date, you will receive a lump sum amount equal to your base salary for the remaining days between such Removal Date through and including the Transition End Date as if you had remained employed through such Transition End Date, which amount will be paid to you within 30 days of the Removal Date.

(c)    At the end of the day on the Transition End Date (or, if earlier, the Removal Date), your employment with the Company and all of its subsidiaries and affiliates will terminate as a “Qualifying Termination” by the Company as defined in the Executive Severance Plan (the “Qualifying Termination”). We refer to your last day of employment with the Company and its subsidiaries and affiliates as the “Separation Date.” You and the Company agree that your Qualifying Termination shall entitle you to the payments and benefits as set forth or described in Section 2 of this Transition Agreement. You and the Company also agree that, as of the Separation Date, you will terminate from any and all other positions you hold (if any) as an officer, employee or director of the Company and the Company’s subsidiaries and affiliates, and that you will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your termination from all positions with the Company and its subsidiaries and affiliates. Notwithstanding anything in this Transition Agreement to the contrary, nothing prohibits the Board from terminating your employment with the Company for Cause (as defined in the Executive Severance Plan, “Cause”) prior to such Separation Date, and you and the Company agree and acknowledge that your right to receive the Severance Benefits or any other payments or benefits under this Transition Agreement shall immediately cease and be unenforceable if your employment with the Company is terminated for Cause prior to (or on) the Separation Date.

(d)    Notwithstanding anything in this Transition Agreement to the contrary, you and the Company agree that your cessation of service under this Transition Agreement will not be claimed by you as constituting, contributing to or supporting “Good Reason” under the Executive Severance Plan, and that the Company will not terminate your designation as a participant under the Executive Severance Plan prior to the Separation Date.

2.	“Qualifying Termination” Severance Payments and Benefits

In consideration for you signing this Transition Agreement, and signing no earlier than the Separation Date and no later than 30 days following the Separation Date, a general waiver and release of claims, substantially in the form attached hereto as Exhibit A (the “Release”), and letting the Release become effective as set forth in the Release:

(a)    For purposes of the Executive Severance Plan, this Transition Agreement and any related agreements, and based on actual facts, your separation from the Company will be deemed a “Qualifying Termination” under the terms of the Executive Severance Plan; and

(b)    You will receive (due to your Qualifying Termination) the payments and benefits as specified on Exhibit B attached hereto, all subject to applicable tax withholding (the “Severance Benefits”). The Severance Benefits will be in full satisfaction of any amounts due under the Executive Severance Plan, the Spartan Motors, Inc. Stock Incentive Plan of 2012 (including as amended or amended and restated to date) and all applicable award agreements thereunder (the “2012 Equity Plan”), The Shyft Group, Inc. Stock Incentive Plan of 2016 (including as amended or amended and restated to date) and all applicable award agreements thereunder (the “2016 Equity Plan” and, together with the 2012 Equity Plan, the “Equity Plans”), and all other compensation and benefit arrangements of the Company and its subsidiaries and affiliates. You acknowledge and agree that some or all of the Severance Benefits would not be due and payable unless you sign the Release, and that the Severance Benefits constitute fair and adequate consideration for your promises and covenants set forth in this Transition Agreement and the Release. You and the Company also acknowledge and agree that the Executive Severance Plan will be interpreted in accordance with the terms of this Transition Agreement to the extent necessary or desirable to provide for the Severance Benefits.

3.	Restrictive Covenants

By signing this Transition Agreement, you reaffirm that, subject to applicable law, you will continue to abide by the restrictive covenants to which you are subject, including as set forth in or applicable under the Equity Plans and the Executive Severance Plan, which restrictive covenants expressly survive your Qualifying Termination pursuant to their terms.

Notwithstanding anything in this Transition Agreement, the Equity Plans or the Executive Severance Plan (or otherwise) to the contrary, nothing in such documents (or otherwise) prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity you are not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

No Company policy or individual agreement between the Company and you shall prevent you from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government- administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege. By executing this Transition Agreement you represent that, as of the date you sign this Transition Agreement, no claims, lawsuits, or charges have been filed by you or on your behalf against the Company or any of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions or other affiliates, or any of the foregoing’s respective past, present or future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors or representatives. You acknowledge and agree that you have in a timely manner received or waived all applicable notices required under the Equity Plans and the Executive Severance Plan (or otherwise) in connection with or reasonably related to this Transition Agreement and your Qualifying Termination. The Company agrees that this Transition Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s articles of incorporation, bylaws, or other corporate governing law or instruments (including any directors and officers liability insurance) or your indemnification agreement(s) with the Company.

You agree that you will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Company, the Shyft Companies (as defined below), or any and all past, present, or future related persons or entities, including but not limited to the Company’s and such Shyft Companies’ officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns, specifically including without limitation the Company and its subsidiaries and affiliates, their business, their actions or their officers or directors, to any person or entity, regardless of the truth or falsity of such statement. Further, the Company will instruct and direct the executive officers and directors of the Company and its subsidiaries not to make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning you or any of your legal successors, assigns, or other affiliates, or any of the foregoing’s respective past, present or future directors, officers, employees or representatives (collectively, “Your Non-Disparagement Parties”), or any of Your Non-Disparagement Parties’ businesses, or their actions, to any person or entity, regardless of the truth or falsity of such statement. Any inquiries to the Company by future employers shall be referred to the Company’s human resources department which shall only provide your last position and dates of employment. This paragraph does not apply to truthful testimony compelled by applicable law or legal process.

4.	Limitations

Nothing in this Transition Agreement or the Executive Severance Plan shall be binding upon the parties hereto to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Transition Agreement, the Equity Plans or the Executive Severance Plan could be reasonably modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.

5.	Material Breach

You agree that in the event of any breach of any provision of the restrictive covenants described in Section 3 of this Transition Agreement, the Company will be entitled to equitable and/or injunctive relief and, because the damages for such a breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company or (as applicable) any and all past, present or future parents, subsidiaries and affiliates of the Company (the “Shyft Companies”) will also be entitled to specific performance by you. Except with respect to any clawback rights the Company may have or obtain with respect to equity or incentive awards (or other amounts) under the Equity Plans or otherwise (including under any Company policy adopted to comply with applicable stock exchange listing standards, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10D-1 under the Exchange Act (or other Company clawback policy)), no amount owing to you under this Transition Agreement shall be subject to set-off or reduction by reason of any claims that the Company and its subsidiaries and affiliates have or may have against you. You will be entitled to recover actual damages if the Company materially breaches this Transition Agreement, including any unexcused late or non-payment of any amounts owed under this Transition Agreement, or any unexcused failure to provide any other benefits specified in this Transition Agreement. Failure by any party hereto to enforce any term or condition of this Transition Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.

6.	No Re-Employment; Standstill Agreement

(a)    You understand that your employment with the Company is terminated on the Separation Date. You agree that you will not seek or accept employment with the Company and its subsidiaries and affiliates, including assignment to or on behalf of the Company as an independent contractor or through any third party, and the Company and its subsidiaries and affiliates have no obligation to consider you for any future employment or assignment.

(b)    You agree that, unless approved in advance in writing by the Board, neither you nor any of your affiliates, and none of such persons’ respective directors, officers, employees, managing members, general partners, agents and consultants, as applicable (including attorneys, financial advisors and accountants) (collectively, “Representatives”), acting on behalf of or in concert with you (or any of your Representatives) will, for a period of 18 months after the Separation Date, directly or indirectly:

(i)    make any statement or proposal to the Board, any of the Company’s Representatives or any of the Company’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (A) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, (B) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries, (C) any acquisition of any of the Company’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity securities or assets, (D) any proposal to seek representation on the Board or otherwise seek to control or influence the management, Board or any policies of the Company, (E) any request or proposal to waive, terminate or amend the provisions of this Transition Agreement, or (F) any proposal, arrangement or other statement that is inconsistent with the terms of this Transition Agreement, including this Section 6(b)(i);

(ii)    instigate, encourage or assist any third party (including forming a “group” with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause (i) above;

(iii)    take any action which would reasonably be expected to require the Company or any of its affiliates to make a public announcement regarding any of the actions set forth in clause (i) above; or

(iv)    acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of the Company or any of its subsidiaries, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity securities or assets.

7.	Review of Transition Agreement

This Transition Agreement is important. You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Transition Agreement, sign in the space below where your agreement is indicated. The payments and benefits specified in this Transition Agreement are contingent on your (a) signing this Transition Agreement and (b) signing the Release no earlier than the Separation Date and no later than 30 calendar days following the Separation Date, and not revoking the Release.

8.	Return of Property

You affirm that you will return, within a reasonable time after the Separation Date, to the Company in reasonable working order all Company Property, as described more fully below. “Company Property” includes company-owned or leased equipment, supplies and documents, including computers and reasonably related equipment or other electronics. Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium. You further agree that you will not retain any copies or duplicates of any such Company Property.

9.	Future Cooperation

You agree that you shall, without any additional compensation, respond to reasonable requests for information from the Company (such requests shall not require you to provide services to the Company (excluding for clarification any services provided under the second and third sentences of this paragraph, which services will not require any additional compensation other than expense reimbursement as described in the last sentence of this paragraph)) regarding matters that may arise in the Company’s business. You further agree to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation shall include making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company agrees to (or to cause one of its affiliates to) pay/reimburse you for any approved travel expenses reasonably incurred as a result of your cooperation with the Company, with any such payments/reimbursements to be made in accordance with the Company’s expense reimbursement policy as in effect from time to time.

10.	Tax Matters

By signing this Transition Agreement, you acknowledge that you will be solely responsible for any taxes which may be imposed on you as a result of the Severance Benefits or the provisions of this Transition Agreement, that all amounts payable to you under or in connection with this Transition Agreement will be subject to applicable tax withholding by the Company or its subsidiaries or affiliates, and that the Company has not made any representations or guarantees regarding the tax result for you with respect to any income recognized by you in connection with this Transition Agreement or the Severance Benefits.

11.	Internal Revenue Code Section 409A

The intent of you and the Company is that payments and benefits under this Transition Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”); accordingly, to the maximum extent permitted, this Transition Agreement shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Transition Agreement to the contrary, in the event that you are a “specified employee” within the meaning of Code Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Separation Date) (a “Specified Employee”), any payments or benefits that are considered non-qualified deferred compensation under Code Section 409A payable under this Transition Agreement on account of a “separation from service” during the six-month period immediately following your “separation from service” shall, to the extent necessary to comply with Code Section 409A and following the application of the relevant exceptions under Treas. Reg. 1.409A-1(b)(9), instead be paid, or provided, as the case may be, on the first regular payroll date after the date that is six months following your “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Transition Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Transition Agreement that is considered nonqualified deferred compensation, subject to Code Section 409A. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are deferred compensation subject to Code Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

12.	Compensation Recovery Policy

Notwithstanding anything in this Transition Agreement to the contrary, you acknowledge and agree that this Transition Agreement and any compensation described herein are subject to the terms and conditions of the Company’s clawback provisions, policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable stock exchange listing standards or rules and regulations) (the “Compensation Recovery Policy”), and applicable sections of this Transition Agreement and any related documents shall be deemed superseded by and subject to (as applicable) the terms and conditions of the Compensation Recovery Policy.

13.	Nature of Agreement

By signing this Transition Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Transition Agreement you have relied only on the promises written in this Transition Agreement and on the Executive Severance Plan and the Equity Plans, but not on any other promise made by the Company or Shyft Companies. This Transition Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind. This Transition Agreement, the Executive Severance Plan, the Equity Plans and the Release contain the entire agreement between the Company, other Shyft Companies and you regarding your transition and separation from the Company, except that all post-employment covenants contained in the Executive Severance Plan and Equity Plans remain in full force and effect in accordance with their terms. The Severance Benefits are in full satisfaction of any severance benefits under the Executive Severance Plan and the Equity Plans, and of any other compensation arrangements between you and the Company or the Shyft Companies. This Transition Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you. Except as otherwise explicitly provided, this Transition Agreement will be interpreted and enforced in accordance with the laws of the State of Michigan, and the parties hereto, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Michigan. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Transition Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, you and the Company have executed this Transition Agreement as of the dates set forth below.

COLIN HINDMAN

/s/ Colin Hindman

Date: June 14, 2024

THE SHYFT GROUP, INC.

By: /s/ Josh Sherbin
Name: Josh Sherbin
Title: Chief Legal, Administrative and Compliance Officer

Date: June 12, 2024

Exhibit A

Release

This Release (the “Release”) is between The Shyft Group, Inc. (the “Company”) and Colin Hindman (“you” and similar words), in favor of the Company and its affiliates (meaning any entities that directly or indirectly control, are controlled by, or are under the same control as, the Company or any other entities affiliated with the Company or such entities), in consideration of the benefits provided to you and to be received by you from the Company as described in the Transition and Separation Agreement between the Company and you dated as of the applicable date referenced therein (the “Transition Agreement”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Transition Agreement.

By signing this Release, you and the Company hereby agree as follows:

1.	Waiver and Release

You, for yourself and on behalf of anyone claiming through you including each and all of your legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Releasors”), do hereby fully, finally and forever release, absolve and discharge the Company and each and all of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions and other affiliates, and each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors and representatives (collectively, the “Company Released Parties”), of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, that the Releasors (or any of them) now have, have ever had, or may have against the Company Released Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which you sign this Release, including, without limitation: (a) all claims arising out of or in any way relating to your employment with or separation of employment from the Company or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company Released Parties; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorneys fees, expenses or otherwise) that were or could have been asserted by you or on your behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the Worker Adjustment Retraining and Notification Act, the Uniformed Services Employment and Reemployment Rights Act, Federal Executive Order 11246, and the Genetic Information Nondiscrimination Act.

2.	Scope of Release

Nothing in this Release (a) shall release the Company from any of its obligations set forth in the Transition Agreement, awards under the Equity Plans or any claim that by law is non-waivable, (b) shall release the Company from any obligation to defend and/or indemnify you against any third party claims arising out of any action or inaction by you during the time of your employment and within the scope of your duties with the Company to the extent (i) you have any such defense or indemnification right (including under your indemnification agreement with the Company or to the extent the claims are covered by the Company’s director & officer liability insurance), and (ii) permitted by applicable law, (c) shall affect your right to file a claim for workers’ compensation or unemployment insurance benefits, or (d) shall prohibit you from instituting any action to challenge the validity of the release under the ADEA.

You further acknowledge that by signing this Release, you do not waive the right to file a charge against the Company with, communicate with or participate in any investigation by the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any comparable state or local agency. However, you waive and release, to the fullest extent legally permissible, all entitlement to any form of monetary relief arising from a charge you or others may file, including without limitation any costs, expenses or attorneys’ fees. You understand that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others. Notwithstanding the foregoing, you will not give up your right to any benefits to which you are entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or your rights, if any, under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (COBRA), or any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002.

By executing this Release, you represent that, as of the date you sign this Release, no claims, lawsuits, grievances, or charges have been filed by you or on your behalf against the Company Released Parties.

3.	Knowing and Voluntary ADEA Waiver

In compliance with the requirements of the Older Workers’ Benefit Protection Act, you acknowledge by your signature below that, with respect to the rights and claims waived and released in this Release under the ADEA, you specifically acknowledge and agree as follows: (a) you have read and understand the terms of this Release; (b) you have been advised and hereby are advised, and have had the opportunity, to consult with an attorney before signing this Release; (c) the Release is written in a manner understood by you; (d) you are releasing the Company and the other Company Released Parties from, among other things, any claims that you may have against them pursuant to the ADEA; (e) the releases contained in this Release do not cover rights or claims that may arise after you sign this Release; (f) you will receive valuable consideration in exchange for the Release other than amounts you would otherwise be entitled to receive; (g) you have been given a period of at least 21 days in which to consider and execute this Release (although you may elect not to use the full consideration period at your option); (h) you may revoke this Release during the seven-day period following the date on which you sign this Release, and this Release will not become effective and enforceable until the seven-day revocation period has expired; and (i) any such revocation must be submitted in writing to the Company c/o Joshua Sherbin, Chief Legal Officer, The Shyft Group, Inc., 41280 Bridge Street, Novi, Michigan 48375, prior to the expiration of such seven-day revocation period. If you revoke this Release within such seven-day revocation period, it shall be null and void.

4.	Entire Agreement

This Release, the Transition Agreement, and the documents referenced therein contain the entire agreement between you and the Company regarding the matters described therein, and take priority over any other written or oral understanding or agreement that may have existed in the past regarding the matters described therein. You acknowledge that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by you and the Company. Should any provision of this Release be declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remaining provisions shall remain in full force and effect; provided, however, that upon a finding that the Release, in whole or part, is illegal, void, or unenforceable, you shall be required to execute a release that is legal and enforceable.

[SIGNATURE PAGE FOLLOWS]

I agree to the terms and conditions set forth in this Release.

COLIN HINDMAN

/s/ Colin Hindman

Date: June 14, 2024

Exhibit B

Severance Benefits*

1.	Severance Benefits under the Equity Plans and the Executive Severance Plan, which Severance Benefits will consist of the following:

●

Payment of an amount equal to $388,300 (the equivalent of 12 months of base salary derived from an annual rate equal to $388,300 (your annual base salary rate as CHRO in effect on the Effective Date, which rate will be unchanged through the Separation Date). This amount will be payable in the form of 12 months of base salary continuation, payable in accordance with the Company’s normal payroll practices in effect at the applicable time, payable in accordance with Section 4.1(b) of the Executive Severance Plan and its applicable terms;

●

If the threshold performance requirements are satisfied for annual cash incentive award payment under the Company’s annual cash incentive plan for 2024, payment of a pro-rata portion of your target annual cash incentive award opportunity under the Company’s annual cash incentive plan for 2024 (based on $271,810 multiplied by a fraction, the numerator of which is the number of complete calendar months that elapse from January 1, 2024 until the Separation Date occurring in 2024, and the denominator of which is 12). This amount, if any, will be payable in a lump sum after the end of 2024, at the same time as your annual cash incentive plan award payment for 2024 would have been paid if you had not experienced a Qualifying Termination during 2024;

●

If you timely elect to continue group health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to the Company’s COBRA policies, reimbursement by the Company to you under Section 4.2 of the Executive Severance Plan for the employer’s portion of premiums for your CHRO medical, dental and vision coverage for 12 months after the Separation Date (or until the date on which you become eligible to receive any health care benefits under any plan or program of another employer);

●

Your outstanding Company equity awards under the Equity Plans will be governed by the applicable terms of the Equity Plans and Section 4.3 of the Executive Severance Plan for such awards for a Qualifying Termination, with the timing of payment of such awards governed by the Code Section 409A provisions of the Equity Plans and the Executive Severance Plan; and

●	The provision to you by the Company of 12 months (running from the Separation Date) of outplacement services as described under Section 4.4 of the Executive Severance Plan.

* Except as otherwise expressly provided in this Transition Agreement (including this Exhibit B), all benefits are to be paid or provided in the manner and at the time specified in the applicable plan or agreement, or as required under applicable law.

2.

As described in the proviso at the end of Section 1(b) of the Transition Agreement, but subject to the other terms of the Transition Agreement, should the Removal Date occur prior to the Transition End Date, you will receive a lump sum amount equal to your base salary for the remaining days between such Removal Date through and including the Transition End Date as if you had remained employed through such Transition End Date, which amount will be paid to you within 30 days of the Removal Date.

3.	All other accrued vested benefits under the Company’s other benefit plans, programs or arrangements pursuant to the terms of such plans, programs or arrangements.